EXHIBIT 8.1




          [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]




                                                     August 8, 2000



Westfield America, Inc.
11601 Wilshire Boulevard, 12th Floor
Los Angeles, California 90025-1748

                           Re: Federal Income Tax Matters

Dear Sirs:

                  You have requested our opinion concerning certain Federal income tax considerations in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") by Westfield America, Inc., a Missouri corporation(1) ("WEA," and together with the subsidiary corporations, limited liability companies and partnerships in which WEA owns a direct or indirect interest, the "Company"). Capitalized terms used herein but not defined shall have the meanings set forth in the Registration Statement.


-------------

1   Westfield America, Inc. was formerly known as CenterMark Properties, Inc.


                  We have acted as special tax counsel to the Company in connection with, and have assisted in the preparation of, tax aspects of the Registration Statement and certain other documents. You have provided to us and we have reviewed certain documents (collectively, the "Documents") that we have deemed necessary or appropriate as a basis for our opinion, including, without limitation (i) organizational documents of the entities comprising the Company, (ii) copies of certain leases, management contracts and other agreements, (iii) responses to questionnaires describing the Company's properties and their operation,
(iv) a certificate executed by a duly appointed officer of WEA (the "Officer's Certificate") setting forth certain factual representations and covenants, and (v) certain schedules, memoranda, financial information and other records. For purposes of our opinion, we have not made an independent investigation of the facts set forth in the Documents. We have, consequently, relied on your representations that the information presented in the Documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

                  Our opinion is based on the correctness of the following specific assumptions: (i) WEA and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant partnership agreement or other organizational documents;
(ii) there will be no changes in the applicable laws of the States of Missouri or Delaware or any other state under the laws of which any of the entities comprising the Company have been formed; (iii) each of the representations contained in the Officer's Certificate are true, correct and complete without regard to any qualifications as to knowledge or belief; and (iv) WEA, Westfield Subsidiary REIT 1, Inc. ("New REIT 1"), and Westfield Subsidiary REIT 2, Inc. ("New REIT 2"), each will comply with the covenants made by them in the Officer's Certificate, and WEA will take all steps necessary to insure that New REIT 1 and New REIT 2 will qualify, at all times after their respective dates of incorporation, as real estate investment trusts for U.S. Federal income tax purposes.

                   In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Regulations"), administrative rulings, and the other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist at the date of this letter. With respect to the latter assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

                  We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

                  Based on the foregoing, we are of the opinion that:

                  1. Commencing with WEA's taxable year ended December 31, 1994, WEA was organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and its actual method of operation from February 12, 1994 through the date of this letter has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Code. The foregoing opinion takes into account WEA's interest in Westland Properties, Inc. ("WPI") during the period that WPI was not a qualified REIT subsidiary under section 856(i)(2) of the Code. Moreover, such qualification and taxation as a REIT depends upon WEA's having met and continuing to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels, diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of WEA's operations for any particular taxable year satisfy such requirements.

                  2. The discussion in the Registration Statement under the heading "FEDERAL INCOME TAX CONSIDERATIONS" is a fair and accurate summary of the material Federal income tax consequences of the purchase, ownership and disposition of the shares of WEA stock being registered in such Registration Statement, subject to the qualifications set forth therein.

                  Other than as expressly stated above, we express no opinion on any issue relating to WEA, the Company or to any investment therein.

                  This opinion is intended for the exclusive use of the Company and its shareholders and, except as set forth herein, it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Skadden, Arps, Slate, Meagher & Flom LLP in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law.


                      Very truly yours,

                      /s/ Skadden, Arps, Slate, Meagher & Flom LLP